Old Point Releases 2014 Results

•	Net income increases $953 thousand
•	Net loans increase $35.1 million
•	Interest margin improves to 3.57%

January 27, 2015 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $4.1 million, or $0.83 per diluted share, for the year ended December 31, 2014, up $953 thousand from the year ended December 31, 2013. Higher net interest income and a lower provision for loan losses, partially offset by higher noninterest expense, were the factors behind the 30.13% increase in net income when comparing 2013 and 2014.

Assets as of December 31, 2014 were $876.3 million, an increase of $12.0 million or 1.39% when compared to December 31, 2013. During 2014, Old Point continued to grow loans, funding this growth mainly from the securities portfolio. Net loans grew $35.1 million, or 7.10%, over the year, while securities declined $23.1 million. As loans typically bear higher yields than securities, total interest and dividend income increased $466 thousand when comparing 2013 and 2014. This shift from securities to loans increased Old Point's net interest margin for 2014 to 3.57%, from 3.23% for 2013.

Also during 2014, Old Point's efforts to reduce high-cost time deposits, as well as to shift assets from securities to loans, contributed to the improved interest margin. The increase in interest income and decrease in interest expense led to an increase in net interest income (before the provision) of $1.3 million when comparing the year ended December 31, 2014 to the year ended December 31, 2013. Recoveries in 2014 contributed to the reduced provision for loan losses by more than half, compared to 2013. The combination of the improved net interest margin and reduced provision resulted in an increase of $2.0 million, or 8.38%, to net interest income after the provision for loan losses when comparing the years ended December 31, 2013 and December 31, 2014.

Noninterest expense increased $1.1 million for the year ended December 31, 2014, as compared to 2013. The largest increases were in employer-provided healthcare benefits, included on the income statement in salaries and employee benefits, and occupancy and equipment expenses. Occupancy and equipment expenses increased $490 thousand, or 11.15% when comparing 2014 and 2013, due to the completion of Old Point's new corporate headquarters. These increases in noninterest expense were partially offset by a decrease in loss on write-down/sale of other real estate owned. Losses on other real estate owned were elevated in 2013 due to the write-down on a single piece of property. The value of this property declined sharply due to the foreclosure by other banks of similar property in the area. There were no similar write-offs in 2014.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 29% of our giving is earmarked for education, 30% for community development, 13 % for arts & culture, and 28% for health & wellness.

For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) decreased from $18.3 million as of December 31, 2013 to $11.8 million as of December 31, 2014. NPAs do not include restructured loans that are performing in accordance with their modified terms. Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $1.1 million as of December 31, 2014, of which $1.0 million were student loans that are 97-98% guaranteed by the U.S. Government. Old Point expects to experience minimal losses on these government-guaranteed loans. None of the guaranteed loans were 90 days past due as of December 31, 2013, as Old Point purchased the portfolio in November of 2013.
Allowance for Loan and Lease Losses (ALLL) as of December 31, 2014 and December 31, 2013 was 1.32% and 1.36% of total loans, respectively.
Net loans charged off as a percent of total loans (annualized) were 0.07% for the year ended December 31, 2014, compared to 0.36% in 2013. This decline in net charge-offs was partially due to loan recoveries received during 2014.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2013. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,	December 31,
(dollars in thousands, except per share data)	2014	2013
	(unaudited)

Assets

Cash and due from banks	$31,081	$11,802
Interest-bearing due from banks	833	18,045
Federal funds sold	1,391	1,478
Cash and cash equivalents	33,305	31,325
Securities available-for-sale, at fair value	139,346	155,639
Securities held-to-maturity (fair value approximates $94,406 and $97,453)	90,089	96,847
Restricted securities	2,293	2,378
Loans, net of allowance for loan losses of $7,075 and $6,831	528,919	493,868
Premises and equipment, net	42,075	40,546
Bank-owned life insurance	23,525	22,673
Other real estate owned, net of valuation allowance of $2,908 and $2,775	5,106	6,415
Other assets	11,622	14,597
Total assets	$876,280	$864,288

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$186,280	$182,513
Savings deposits	307,078	286,085
Time deposits	223,296	256,807
Total deposits	716,654	725,405
Overnight repurchase agreements	37,404	31,175
Term repurchase agreements	412	411
Federal Home Loan Bank advances	30,000	25,000
Accrued expenses and other liabilities	3,313	1,536
Total liabilities	787,783	783,527

Commitments and contingencies	0	0

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	53,203	50,376
Accumulated other comprehensive loss, net	(5,893)	(10,802)
Total stockholders' equity	88,497	80,761
Total liabilities and stockholders' equity	$876,280	$864,288

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Year Ended
	December 31,
	2014	2013
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$24,881	$23,735
Interest on due from banks	13	96
Interest on federal funds sold	5	1
Interest on securities:
Taxable	3,562	4,547
Tax-exempt	1,703	1,348
Dividends and interest on all other securities	125	96
Total interest and dividend income	30,289	29,823

Interest Expense:
Interest on savings deposits	230	302
Interest on time deposits	2,354	3,119
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	32	35
Interest on Federal Home Loan Bank advances	1,233	1,224
Total interest expense	3,849	4,680
Net interest income	26,440	25,143
Provision for loan losses	600	1,300
Net interest income after provision for loan losses	25,840	23,843

Noninterest Income:
Income from fiduciary activities	3,506	3,553
Service charges on deposit accounts	4,119	4,183
Other service charges, commissions and fees	3,940	3,562
Income from bank-owned life insurance	851	848
Income (loss) from Old Point Mortgage	46	439
Loss on sale of available-for-sale securities, net	2	(26)
Other operating income	180	214
Total noninterest income	12,644	12,773

Noninterest Expense:
Salaries and employee benefits	19,884	19,108
Occupancy and equipment	4,886	4,396
Data processing	1,663	1,630
FDIC insurance	704	719
Customer development	822	809
Legal and audit expenses	606	539
Other outside service fees	584	459
Employee professional development	721	595
Postage and courier	445	481
Stationery and supplies	446	457
Capital stock tax	499	400
Loss on write-down/sale of other real estate owned	872	1,345
Other operating expenses	2,040	2,167
Total noninterest expense	34,172	33,105
Income (loss) before income taxes	4,312	3,511
Income tax expense (benefit)	196	348
Net income	$4,116	$3,163

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.83	$0.64

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.83	$0.64

Cash Dividends Declared per Share:	$0.26	$0.22

Old Point Financial Corporation and Subsidiaries
Selected Ratios	December 31,
	2014	2013
Net Interest Margin Year-to-Date	3.57%	3.23%
NPAs/Total Assets	1.35%	2.12%
Annualized Net Charge Offs/Total Loans	0.07%	0.36%
Allowance for Loan Losses/Total Loans	1.32%	1.36%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$5,570	$11,324
Loans > 90 days past due, but still accruing interest	1,141	546
Non-Performing Restructured Loans	0	0
Other real estate owned	5,106	6,415
Total Non-Performing Assets	$11,817	$18,285

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$356	$1,793
Year-to-Date Average Loans	$517,183	$471,203
Year-to-Date Average Assets	$869,965	$881,378
Year-to-Date Average Earning Assets	$767,865	$799,723
Year-to-Date Average Deposits	$720,599	$737,358
Year-to-Date Average Equity	$85,550	$84,695